Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Higgins Trans World Entertainment Corp – CEO
Tom Seaver Trans World Entertainment Corp – CFO

CONFERENCE CALL PARTICIPANTS
Will Myers Miller Asset Management - Analyst
Harsha Gowda Blue Shore Capital – Analyst

Operator
Good day ladies and gentlemen and welcome to Trans World Entertainment fourth quarter 2011 results conference call. (Operator Instructions). I would now like to turn the conference over to your host Mr. Bob Higgins, Chairman and CEO. Please begin.

Bob Higgins - Trans World Entertainment Corp - CEO
Thank you, Shawn. Good morning. On the call with me today is Mike Honeyman, our President and Chief Operating Officer; and Tom Seaver, our Chief Financial Officer. Tom joined the Company in late November, and has over 20 years experience with Albany International, most recently as Vice President of Strategic Planning. He brings Trans World strong financial and strategic expertise as well as demonstrated excellence in operational and process improvement. We are happy to have Tom on board and look forward to working with him.

Now I would like to thank you for joining us as we discuss our fourth quarter and full year results. I am pleased to announce that for the 8th consecutive quarter we have driven improvement in our operating results. And with that continued improvement, we are able to deliver our first profitable fiscal years since 2006. Our return to profitability reflects the commitment, hard work, and ability of our associates to execute our strategy.

Net income for the fourth quarter improved $4.1 million to $16.5 million a 34% improvement over last year. For fiscal 2011 our bottom line improved by over $33 million to a net income of $2.2 million from a net loss of $31 million in 2010.

Total sales in the fourth quarter decreased 17% to a $193 million as our average stores in operation also declined by 17%. Our comp store sales for the quarter were down 1% compared to last year.

Now let me touch on our performance by category for the fourth quarter. Video comp sales decreased 3%, and video represented 43% of our business during the quarter versus 44% last year.

Music comps declined 10%.The music category represented 30% of our business for the quarter compared to 33% last year.

Electronic comp increased 23%. Electronic sales represented 11% of our business for the quarter compared to 8% last year.

Trend comp increases 26%.Trend in sales represented 10% of our business for the quarter compared to 8% last year.

Video game comps were down 13%. Game sales represented 6% of our business for the quarter compared to 7% last year. During the quarter we carried games in a 110 stores.

Tom will now take you through financial highlights for the quarter and the year. Tom?

Tom Seaver - Trans World Entertainment Corp - CFO
Thanks, Bob. Good morning everyone.

I will first address our quarterly results, and then I will discuss the year results. As Bob mentioned our net income for the quarter improved $4.1 million to $16.5 million or $0.51 per diluted share. A 34% improvement over of last year’s net income of $12.4 million or $0.38 per share. EBITDA improved $800,000 for the quarter to $18.7 million a 5% improvement over last year’s EBITDA of $17.9 million.

Our gross margin rate for the quarter increased 200 basis points to 35 .8% of net sales from 33.8% last year. The increase in gross profit as a percentage of sales was due to the higher margin rates across all product categories.

SG&A expenses were $50.5 million a reduction of 16% on total sales decline of 17%. SG&A as a percentage of sales was 26.2% compared to a 26.1% last year. The decrease in SG&A expenses was driven by the closing of under performing stores and continued focus on effective expense management. Net interest expense was $790,000 for the quarter versus $915,000 last year.

Now I will comment on our full year results. Total sales for the year decreased 17% to $543 million from $652 million last year. As our average number of stores in operation also declined 17%. Our comp store sales for the full year were down 2% compared to last year, and our net income for the year improved by over $33 million to $2.2 million or $0.07 per diluted share versus last years net loss of $31 million or $0.99 per share.

EBITDA improved $25.8 million for the year to $11.5 million as compared to last year’s EBITDA loss of $14.3 million. Our gross margin rate for the year increased 290 basis points to 36.5% of sales from 33.6% last year. The increase of gross profit as percentage of sales was due to higher margin rates across all of our products.

SG&A expenses were $186.6 million a reduction of 20% on a total sales decline of 17%. Resulting in a 140 basis decrease as a percentage of sales to 34.4% this year from 35.8% last year.

Net interest expense was $3.2 million for the year versus $3.3 million last year. The Company did not require any borrowing under its line of credit at any point during the entire year. We ended the year with cash of $89 million compared to $75 million last year. And year-over-year we have lowered our inventory by $43 million, and finished the year with $191 million in inventory 18% below last year’s $234 million. On a per-square-foot basis this is $75 versus $74 last year.

We also ended the year with 390 stores and 2.6 million square feet in operation versus last years 460 stores and 3.1 million square feet.

Now I will turn it back to Bob

Bob Higgins - Trans World Entertainment Corp - CEO
Thanks, Tom. After several years of disappointing results, 2011 marked the return to profitability for our Company. We have made significant progress and our results reflect that.

Our comp sales performance demonstrates our ability to offset declines in video and music with strong comp increases in our emerging categories of electronics and trend. In fact for the fourth quarter these 2 categories combined represented 21% of our business and had a 25% comp increase as we continue to strengthen the product mix in these categories.

The improvement in our operating results has been driven by continued higher gross margin rates in all of our merchandise categories and reductions in operating expenses. We have been able to reduce operating expenses by challenging each and every component of the our business to improve and become more efficient while at the same time investing in people, technology, and merchandise to support our future. We continue to streamline operations, improve processes, and reduce expenses as demonstrated by our continued leveraging of our SG&A expenses.

As Tom mentioned we ended the year with cash of $89 million and without any borrowings on our line of credit. In fact, we did not have any borrowings outstanding on our line of credit at any point in the year. While improving our operating results we continue to focus on the management of inventory and cash.

As we head into 2012 our strategy is to focus on continuing to challenge every aspect of our business and to improve and to deliver better value and exceptional shopping experience to our customers. In addition, we will continue to invest in our growth categories and aggressively seize opportunities to drive our sales and operating profits. We are moving in the right direction, and we look forward to 2012.

Now, Shawn, I would like to open up the call for any questions anyone has.

QUESTIONS AND ANSWERS
Operator
Thank you. (Operator Instructions). I have a question from Will Myers with Miller Asset Management. Please go ahead.

Will Myers - Miller Asset Management - Analyst
Hi, and congratulations on getting in the black for the year.

Bob Higgins - Trans World Entertainment Corp - CEO
Thank you very much.

Will Myers - Miller Asset Management - Analyst
Could you talk a little bit about whether Blu-ray versus DVD for video is a significant trend at this point? It was a couple of years ago. What are you seeing now, and what is the outlook for Blu-ray sales?

Bob Higgins - Trans World Entertainment Corp - CEO
Well, Blu-ray has a lot to do with the category the studios are really trying to get the customer to switch to Blu-ray, and they have done a lot in that. They are taking down the prices quite quickly after release if they don’t see it moving as well as they expected it to. They are also pricing the catalog very aggressively. We expect to have a descent year in Blu-ray this year, and we have also done very well in DVD especially compared to the industry.

Will Myers - Miller Asset Management - Analyst
Okay. And just one more question. How do you see rents going forward?Have you been able to negotiate when you have renewed leases negotiate lower rents, and do you expect that trend to continue? Where is that going do you think?

Bob Higgins - Trans World Entertainment Corp - CEO
We think the landlords have some issues in filling up their centers, and we feel we will still be able to — we are the only national player in the business, so we still feel we will be able to negotiate the terms and condition that we need to move forward.

Will Myers - Miller Asset Management - Analyst
Okay. I appreciate you allowing me to ask a question. Thank you.

Bob Higgins - Trans World Entertainment Corp – CEO
Thank you.

Operator
Our next question comes from [Hashar Quada] with Blue Shore. Please go ahead with your question.

Harsha Gowda - Blue Shore Capital - Analyst
Good morning, gentlemen.

Bob Higgins - Trans World Entertainment Corp - CEO
Good morning, Harsha.

Harshar Gowda - Blue Shore Capital – Analyst
I just want to congratulate you on stupendous performance in such a challenging environment. I have a few questions for you. Number one, I was reading about how you are planning to close down I believe 40 or 50 stores some sort of article in January. I don’t know if the number that you quoted, the 390 stores, accounts for that closer or is that excludes those?

Bob Higgins - Trans World Entertainment Corp - CEO
Yes, that does account for those closures.

Harsha Gowda - Blue Shore Capital - Analyst
Okay. Great. And the second question I have for you is more general just to get your perspective is what is the plan going forward especially since you are closing stores pretty aggressively and obviously very well, and you mentioned how you are sitting $89 million and you didn’t have to use your credit lines in 2011.What is the plan — are you thinking about anything such as a dividends or share buybacks or anything like that since it does look like you are caring a lot of the excess liquidity?

Bob Higgins - Trans World Entertainment Corp - CEO
The $90 million or so that we have at the end of the year is our highest cash position, but we think we will probably, depending on what we do strategically, but we will probably have $35 million to $40 million in cash at the end of each quarter this year other than the fourth quarter. We are not looking at a stock buyback right now, and we are not looking at a dividend right now. It doesn’t mean that there are not opportunities for us to invest our cash, such as expansion of certain product lines that can benefit. We have great real estate, and we can expand certain product lines that will do well for us and give a good return. And we constantly as the question was asked about real estate we constantly are meeting with landlords, and seeing what the opportunities are out there for new stores as well what we have to do in closing stores. The thing I would like to stress we are pretty well beyond the closing of stores, and we don’t think we will have many more. Not that you don’t always have a few challenges in some store closings, but we don’t think it will be a big number anymore.

Harsha Gowda - Blue Shore Capital – Analyst
Okay. Great, Great performance again. Thank you.

Bob Higgins - Trans World Entertainment Corp - CEO
Thank you.

Operator
I am not showing any other question in the queue at this time.

Bob Higgins - Trans World Entertainment Corp - CEO
Okay. Well, what I would like to do, Shawn, is I would just like to take the opportunity to thank everyone for their dedication to our Company which includes our customers, our vendors, and shareholders, especially our hard working Trans World associates, those individuals whose dedication and customer focus made 2011 the profitable year it was. And we look for forward to talking on our results of our first quarter conference call which will take place on May 17th for everyone out there. Thank you very much.

Operator
Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the conference. You may now disconnect. Good day.

Bob Higgins - Trans World Entertainment Corp - CEO
Thank you Shawn.

Operator
Thank you, sir, have a good day.